Exhibit (a)(5)(A)
For more information, please contact:
Investors and Shareholders
Jennifer Jordan
Cadence Design Systems, Inc.
408-944-7100
investor_relations@cadence.com
Media and Industry Analysts
Adolph Hunter
Cadence Design Systems, Inc.
408-914-6016
publicrelations@cadence.com
CADENCE TO REPURCHASE ZERO COUPON ZERO YIELD SENIOR
CONVERTIBLE NOTES DUE 2023 UPON THE ELECTION OF HOLDERS
     SAN JOSE, Calif.—July 16, 2008—Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced that holders of Zero Coupon Zero Yield Senior Convertible Notes due August 15, 2023 have the right to surrender their notes for repurchase as of today. Each holder of the notes has the right to require Cadence to repurchase promptly following the Repurchase Date of August 15, 2008 all or a portion of such holder’s notes for cash at a price equal to $1,002.50 per $1,000 principal amount of notes. If all outstanding notes are surrendered for repurchase, the aggregate Repurchase Price will be approximately $230.96 million.
     In order to surrender the notes for repurchase, a Repurchase Notice must be delivered to The Bank of New York Mellon Corporation, the trustee and paying agent for the notes, no later than 5:00 p.m. New York City time, on August 14, 2008. The holders of notes complying with the transmittal procedures of the Depositary Trust Company need not submit a physical Repurchase Notice to The Bank of New York Mellon Corporation. The holders may withdraw any notes previously surrendered for repurchase at any time no later than 5:00 p.m., New York City time, on August 14, 2008.
     Cadence will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission later today. Cadence will make available to the holders of the notes, through the Depository Trust Company, documents specifying the terms, conditions and procedures for surrendering and withdrawing notes for repurchase. Note holders are encouraged to read these documents carefully before making any decision with respect to the surrender of the notes, because these documents contain important information regarding the details of Cadence’s obligation to repurchase the notes.
     The notes are convertible under certain circumstances into 63.8790 shares of Cadence common stock per $1,000 principal amount of notes, subject to adjustment under certain circumstances. The notes are not currently convertible.
     This press release does not constitute an offer to purchase the notes. The offer to repurchase is made solely by Cadence’s “Company Notice to Holders of its Zero Coupon Zero Yield Senior Convertible Notes due 2023” dated July 16, 2008.
About Cadence
     Cadence enables global electronic-design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence® software and hardware, methodologies, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. Cadence reported 2007 revenues of approximately $1.6 billion, and has approximately 5,100 employees. Cadence is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about Cadence and its products and services is available at www.cadence.com.
     Cadence is a registered trademark and the Cadence logo is a trademark of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.
     This release may contain certain forward-looking statements. These statements are based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks, uncertainties and other factors, many of which are outside Cadence’s control, including, among others: economic, business, competitive and/or regulatory factors affecting Cadence’s businesses. All statements contained herein that are not clearly historical in nature are forward-looking. Cadence is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
     For a detailed discussion of these and other cautionary statements, please refer to Cadence’s filings with the Securities and Exchange Commission. These include Cadence’s Annual Report on Form 10-K for the year ended December 29, 2007, Cadence’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2008 and any current reports on Form 8-K Cadence has filed with the Securities and Exchange Commission.

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